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                          PATENT SUB-LICENSE AGREEMENT

THIS AGREEMENT is made the 18th day of October l996.

BETWEEN: 0X2 ENGINE (DISTRIBUTION) LTD a company incorporated in Vanuatu under the International Companies Act 1992 having its registered office at 2nd Floor, Windsor House, Kumul Highway, Port Vila, Republic of Vanuatu ('the grantor') of the first part.

AND: ADVANCED ENGINE TECHNOLOGIES, INC a company incorporated in the United States of America having its registered office in Colorado.

          ('the sub-licensee') of the second part.

RECITALS

A. By a license a copy of which is set out in Schedule I ('the head license') dated [18th October 1996] and made between 0X2 INTELLECTUAL PROPERTY INC as licenser and the grantor as licensee the said 0X2 INTELLECTUAL PROPERTY INC granted to the grantor an exclusive license to manufacture, distribute and market the 0X2 combustion engine as defined in International Patent
   Application No, PCT/AU95/00815 for the life of the Patent throughout the world subject to the terms and conditions of the head license.

B. The grantor in accordance with CL 2.1.2 of the head license has agreed to grant to the sub-licensee a sub-license to manufacture, distribute and market the OX2 combustion engine the subject of the Patent in the territory specified in Schedule 2 on the following terms and conditions.

NOW THE PARTIES AGREE as follows--

Article 1 Sub-license

1.1 The grantor agrees to grant the sub-licensee, a exclusive license to manufacture, distribute and market the 0X2 combustion engine the subject of the Patent in the territory specified in Schedule 2 during the subsistence of the head license.

1.2 In the event that the product the subject of the Patent is manufactured in the territory but is distributed in a country outside the territory then the sub licensee is to pay to the sub license holder for the country of distribution an amount equivalent to 75% of the base royalty payable on the product so distributed.


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Article 2 Consideration

2.1 The sub-licensee shall issue thirty nine million (39,000,000) of its common shares to the grantor or his nominee as follows--

    2.1.1. On the date of execution of this agreement twenty million shares (20,000,000)

    2.1.2  upon  the   presentation  of  emission  test  result  verified  by  a
           recognized independent testing authority - nineteen million shares (19,000,000)

Article 3 Royalties

3.1 The sub-licensee shall during the continuance of the sub-license hereby granted pay to the grantor a royalty of 15% of the gross proceeds (net of payments made in accordance with CL 1.2) received by the sub-licensee on all products manufactured in accordance with the Patent and sold leased used or otherwise disposed of by the sub-licensee (including any agent thereof).

3.2 The royalty shall be computed at the end of each quarter which, for the purpose of this agreement shall end on the last day of the month of March, June, September and December.

3.3 If this agreement is terminated for any reason during a quarter then, for the purpose of this clause, the date of termination shall be the end of that current quarter.

3.4 Subject to sub-CL 3.6 below the sub-licensee shall pay the royalty for each quarter free of all taxes or charges within 30 days of the end of the quarter.

3.5 Each payment provided for in sub-CL 3.1 shall be paid in United States Dollars and the rate of exchange shall be that prevailing on the last day of the relevant quarter.

3.6 The sub-licensee shall notify the grantor with each quarterly adjustment of the royalty of--

    3.6.1  the number of products distributed during the quarter;

    3.6.2 the detailed profit and loss statement of the sub-licensee for the quarter;

    and such notification shall, if required by the grantor, be certified as correct by the auditor of the sub-licensee, or if the sub-licensee does not have an auditor, by a person approved by the grantor for this purpose.

3.7 The sub-licensee shall maintain for a period of seven (7) years in a manner approved by the grantor separate and accurate records and accounts in sufficient detail to provide the information required to be notified under this clause and any other information reasonably required by the grantor. Such separate and accurate records and accounts shall be in sufficient detail so that the grantor need not refer to the other records and accounts of the sub-licensee.
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3.8 The  sub-licensee  shall permit an accountant or auditor of the grantor from time to time during ordinary business hours to inspect and verify all or any records required to be maintained by the sub-licensee under this clause and the sub-licensee shall give all assistance necessary to such accountant or auditor to carry out such inspection and verification and permit such accountant or auditor to take copies of any such records.

Article 4 Grant

4.1 In consideration for the payment of the license fee and royalty set out in CL 2 and 3 the grantor hereby grants to the sub-licensee the following--

    4.1.1 an exclusive license for the territory for the term to manufacture distributes and markets the product;

    4.1.2 the right to grant sub-licenses of any rights referred to in the preceding paragraph on condition that the sub-licensee first obtain the written consent of the grantor to each and every sub-license which consent shall not be unreasonably or arbitrarily withheld.

Article 5 Covenants in head license to be observed

5.1 The sub-licensee shall during the continuance of this sub-license perform and observe the terms and conditions contained in the head license in so far as the same are consistent with this sub-license. In particular the sub - licensee shall perform and observe those terms and conditions as set out Articles 5, 7, 8, 9,10.1.5 and 11 of the head license.

Article 6 Appointments to Board of Directors of Sub-Licensee

6.1 The grantor has the right to appoint two nominees at its sole discretion to the Board of Directors of the Sub-licensee.

Article 7 Assignment of license

7.1 The sub-license hereby granted is personal to the sub-licensee and the sub-licensee shall not assign mortgage charge or grant any sub-licenses in respect of the sub-license without the previous written consent of the grantor.

Article 8 General

8.1 Waiver. Any waiver or forbearance in regard to the performance of this agreement shall operate only if in writing and shall apply only to the specified instance, and shall not affect the existence and continued applicability of the terms of it thereafter.

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8.2 Entire  agreement This agreement  embodies all the terms binding between the parties and replaces all previous representations or proposals not embodied therein.

8.3 Assignment

    8.3.1 the sub-licensee shall not assign all or any of its rights hereunder without the prior written consent of the grantor, which consent shall not be unreasonably or arbitrarily withheld;

    8.3.2 the grantor may at its discretion assign all or any of its rights hereunder.

8.4 Applicable law. This agreement shall be governed by and construed in accordance with the laws of Vanuatu but all questions relating to the scope validity or interpretation of any patent and/or trade mark licensed hereunder shall be determined according to the laws of the country of the patent and/or trade mark hereby licensed the subject of such question.

8.5 Jurisdiction, Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of Vanuatu and each waives any immunity or any objection it may have to any action in those courts and to a claim that any action has been brought in an inconvenient forum or to those courts not having jurisdiction. The parties agree that any judgment, order or determination of such courts may be registered and/or enforced in the courts of any State or jurisdiction where the sub-licensee has assets.

8.6 Amendments. This agreement may not be varied except in writing signed by the parties.

8.7 Severability. If any provision of this agreement is held by a court to be unlawful, invalid, unenforceable or in conflict with any rule of law, statute, ordinance or regulation the validity and enforceability of the remaining provisions shall not be thereby affected.

8.8 Notices. All notices shall be in writing and shall be given by any one of the following means--

    8.8.1 by delivering it to the address of the party on a business day during normal business hours;

    8.8.2 by sending it to the address of the party by pre-paid airmail post or if airmail post is not available by ordinary post; or

    8.8.3 by sending it by facsimile transmission to the facsimile number of the party and on the next business day giving it by either of the means set forth in sub-CL 8.8.1 or 8.8.2 above.

8.9 A notice shall be deemed to be given and received--

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    8.9.1  if given in  accordance  with CL 8.8.1 on the next business day after the day of delivery in the place of delivery;

    8.9.2 if given in accordance with CL 8.8.2 five (5) clear business days after the day of posting in the place of delivery;

    8.9.3 if given in accordance with CL 8.8.3 on the next business day after transmission in the place of delivery.

8.10 The address and facsimile numbers referred to in CL 8.8 shall in the absence of notice to the contrary be as set out below:

Grantor:
Address:    P0 Box 257, Port Vila, Republic of Vanuatu
Facsimile:  +678-23836

Sub-licensee:
Address:
Facsimile:


8.11 Further agreements. Each party shall execute such agreements, deeds and documents and do or cause to be executed or done all such acts and things as shall be necessary to give effect to this agreement.

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8.12 Charges.  All stamp  duties and  governmental  charges  arising  out of or incidental to this agreement shall be the responsibility of and payable by the sub-licensee.

EXECUTED as a deed.


                                   Schedule 1
                                 [Head license]

                            Patent License Agreement

THIS AGREEMENT is made the l8 day of October 1996

BETWEEN: 0X2 INTELLCTUAL PROPERTY, INC a company incorporated in Vanuatu under the International Companies Act 1992 having its registered office at 2nd Floor, Windsor House, Kumul Highway, Port Vila, Republic of Vanuatu ('the licenser') of the first part

AND: 0X2 ENGINE (DISTRIBUTION) LTD a company incorporated in Vanuatu under the Internationa1 Companies Act 1992 having its registered office at 2nd Floor, Windsor House, Kumul Highway, Port Vila, Republic of Vanuatu ('the licensee') of the second part.

RECITALS

A. By an agreement for sale by way of assignment dated [27th February 1996] between ZEROPRIZE LTD as seller and the licenser as purchaser ('the assignment agreement'), the licenser has acquired or is entitled to acquire with effect from the payment of the license fee all right, title and interest in and to International Patent Application No. PCT/AAU95/008l5 including the right to apply for or obtain corresponding letters patent in any country in the world, relating to an invention known as the 0X2 combustion engine upon the terms set out in the assignment.

B. The licensee desires to manufacture, distribute and market the 0X2 combustion engine and has sought license for that purpose.

C. The licenser has agreed to grant the license sought on the following terms and conditions.

NOW THE PARTIES AGREE as follows--

Article 1 Interpretation

        'License fee' US$40,000,000 such sum to be paid progressively from and to be a first charge on the net revenue until paid in full. The license fee must be paid as to US$10,000,000 from each of the 4 scheduled territories, namely--

             European Union
             NAFTA
             Asia
             Rest of the World.

         'Licensee's improvements' means all technical information (including patentable inventions and trade secrets insofar as they originate with licensee or are acquired by licensee before licenser knows them) relating to the development, manufacture, distribution or marketing of the product developed or acquired by the licensee during the term of this agreement.

         'Licenser's improvements' means all technical information including patentable inventions, trade secrets and copy rights insofar as they originate with or are acquired by licenser before licensee knows them relating to the development, manufacture, distribution or marketing of the product developed or acquired by the licenser during the term of this agreement.

         Net revenue' means the revenue of the licensee from all sources, including income and the sale of capital items and sublicenses, after making such provision for taxation including corporation tax and any other present or future statutory charge or levy whether against capital or income and whether imposed directly by any Government or indirectly through any organ of government or local or other public authority in any relevant jurisdiction) rents rates insurance's interest and other usual or recurring charges expenses or outgoing and for depreciation.

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         'Patents' means all present and future patents and  applications  filed in any  jurisdiction  in the  territory  insofar as they  relate to the
         product  and  all  divisions,   continuation,   continuation  in  part,
         supplemental disclosure and reissues thereof and thereto.

         'Product' means the 0X2-combustion engine as defined in International Patent Application No. PCT/AU95/00815

         'Royalty' means 5% of the net revenue of the licensee for each calendar year.

         'Term' means the period from the date of this agreement for until the day on which the last of the patents expires, whichever is the later.

         'Territory'
         EUROPEAN UNION
         Belgium             Greece                    Netherlands
         Denmark             Ireland, Republic of      Portugal
         France              Italy                     Spain
         Germany             Luxembourg                United Kingdom


         NAFTA
         Canada              Mexico                    United States of America


         ASIA
         All countries of continental Asia (excluding Russia, Thailand and Indonesia)

         REST OF THE WORLD
         All countries, territories and jurisdictions not comprised in the above 3 categories.

         'Trade secrets' means all secret processes, formulae and technical information relating to the product now possessed or developed or acquired by the licenser or the licensee prior to or during the term of this agreement.

     1.1 A reference to person shall include corporations; words including singular number shall include plural number and vice versa; words including a gender shall include all other genders.

     1.2 A reference in this agreement to a Statute or a section of a statute includes all amendments to that statute or section passed in substitution for the statute or section referred to or incorporating any of its provisions.

     1.3 Clause headings have been inserted for the purpose of guidance only, and shall not be part of this agreement

Article 2  Grant

2.1 In consideration for the payment of the license and royalty set out in CL 3 the licenser hereby grants to the licensee the following--

    2.1.1 an exclusive license for the territory for the term to manufacture, distribute and market the product,

    2.1.2 the right to grant sub-licenses of any rights referred to in the preceding paragraph on condition that the licensee first obtains the written consent of the licenser to each and every sub-license, and the consenting licenser may include as a condition of such consent that the sub-license include provision--

          2.1.2.1 the sub-licensee shall maintain for a period of seven (7) years in a manner approved by the licenser separate and accurate records and accounts of the distribution of the products, the net sale price at which the products are sold and any other information reasonably required by the licenser relevant to the products distributed and marketed and the determination of net sales price. Such separate and accurate records and accounts shall be in sufficient detail so that the licenser need not refer to the other records and accounts of the sub-licensee;

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          2.1.2.2 the sub-licensee  shall permit an accountant or auditor of the license from time to time during  ordinary  business  hours to
                  inspect  and  verify  all  or  any  records   required  to  be
                  maintained by the sub-licensee under this clause and the sub-licensee shall give all assistance necessary to such accountant or auditor to carry out such inspection and verification and permit such accountant or auditor to take copies of any such records.

          2.1.2.3 as  contained  in Article 5,  Article  8,  Article 9,  Article
                  14.4.1.

Article 3   License Fee & Royalty

3.1 In consideration of the licenses granted in CL 2 the licensee shall pay the license fee and royalty to the licenser.

3.2 The license fee and royalty shall be computed at the end of each quarter which, for the purpose of this agreement shall end on the last day of the month of March, June, September and December.

3.3 If this agreement is terminated for any reason during a quarter then, for the purpose of this clause, the date of termination shall be the end of that current quarter.

3.4 Subject to sub-CL 3,6 below the licensee shall pay the license fee and royalty for each quarter free of all taxes or charges within 30 days of the end of the quarter.

3.5 Each payment provided for in sub-CL 3.1 shall be paid in United States Dollars and the rate of exchange shall be that prevailing on the last day of the relevant quarter.

3.6 The licensee shall notify the licenser with each quarterly adjustment of the license fee and royalty of--

    3.6.1 the number of products manufactured and distributed during the quarter;

    3.6.2 the number of sub-licenses granted during the quarter and the consideration received for such sub-licenses;

    3.6.3 the detailed profit and loss statement of the licensee for the quarter;

    and such notification shall, if required by the licenser, be certified as correct by the auditor of the licensee, or if the licensee does not have an auditor, by a person approved by the licenser for this purpose.

3.7 The licensee shall maintain for a period of seven (7) years in a manner approved by the licenser separate and accurate records and accounts in sufficient detail to provide the information required to be notified under this clause and any other information reasonably required by the licenser. Such separate and accurate records and accounts shall be in sufficient detail so that the licenser need not refer to the other records and accounts of the licensee.

3.8 The licensee shall permit an accountant or auditor of the licenser from time to time during ordinary business hours to inspect and verity all or any records required to be maintained by the licensee under this clause and the licensee shall give all assistance necessary' to such accountant or auditor to carry out such inspection and verification and permit such accountant or auditor to take copies of any such records.

3.9 The obligations in this clause on the licensee to account to the licenser and maintain relevant records in respect of royalty shall apply to any amounts due to the licenser from the licensee pursuant to the terms on which the licenser provides his consent to a sub-license under CL 2.1.2 above.

Article 4     Registration

4.1 The licensee may at any time during the currency of this agreement request the licenser to grant to the licensee formal licenses in respect of any of the patents in a form that complies with the requirements of law and public authorities in such part of the territory as the licenser approves to enable the licensee at its expense, to become duly registered as the licensee under the patents.

4.2 The licensee hereby undertakes to bear all costs and expenses incurred in the grant, registration and maintenance of formal licenses and of any formal sub-licenses granted under CL 2.1.2 in respect of the patents to the license pursuant to CL 5.1.

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Article 5     Grant back - 1icensee's improvements

5.1 The licensee by this agreement agrees to transfer to the licenser or its nominee all intellectual property in the licensee's improvements in any jurisdiction throughout the world for the life of the licensee's improvements.

5.2 Promptly and periodically me licensee shall disclose to licenser information and technical data then available to the licensee to enable the licenser to fully exploit the licensee's improvements.

Article 6     Assistance to Licensee

6.1 For the term of this agreement the licenser shall in good faith promptly and regularly supply to the licensee and all of me licensee's sub-licensees' assistance, within fourteen (14) days of a reasonable request for same including(but without limitation)--

    6.1.1  advice on the technical characteristics of the product;

    6.1.2  operating manuals for the product;

    6.1.3 all details of all improvements to the product which come to the licenser's knowledge and other developments in trade Secrets which hereafter become known to or owned by the licenser including (but without limitation) general information concerning the use of the trade secrets and all changes in trade secrets previously supplied as they relate to the product.

6.2 Nothing in this clause shall be deemed to require either party to furnish information or technical data which is not suitable for commercial use or for which it does not have the right (but only to the extent that it does not have the right) to disclose for use within the territory.

Article 7    Exploitation of license

7.1 The licensee at its expense shall use its best endeavors to commercialize patents, trade secrets, improvements and to manufacture, distribute and market the product or to appoint sub-licensees for the purpose of such commercialization.

Article 8    Product Liability

8.1 The licensee shall not manufacture, distribute or market any product which fails to meet the requirements and specifications of the minimum standards of the licenser and any applicable standards set forth by the country in the territory where the particular product is to be distributed

8.2 The licensee shall keep the licenser indemnified against all damages, costs or expenses, including legal costs, in respect of all claims, demands, actions, proceedings or prosecutions which may be brought, commenced or prosecuted against the licenser in consequence or relating to or arising out of the manufacture, distribution or commercial utilization of the product where such claims, demands actions or prosecutions arise for a reason other than defective design.

8.3 The licensee shall at all times maintain and keep current in respect of its manufacture and distribution of the product, product liability insurance obtained from a reputable insurer in an amount and upon terms approved by the licenser and shall make available to the licenser such policy for inspection upon request by the licenser.

8.4 The licensee shall permit the licenser by its servant or agents (which shall not be competitors of the licensee) from time to time on reasonable notice in writing to enter the licensee's premises or the premises of any sub-licensee' for the purpose of inspecting the product, to verify the use or non-use of the patents, licenser's improvements or trade secrets.

Article 9    Secrecy obligations

9.1    The licensee shall--

    9.1.1 keep confidential all trade secrets and disclosures in the patents (other than issued patents included with the patents) licensed under this agreement and all other information and technical data disclosed by the licenser to the licensee, provided that the licensee shall have the right to disclose such information to its employees who first sign an employee confidentiality agreement in terms approved by the licenser insofar as it is necessary for them to know the information for the use of the liicenses granted herein, and to representatives of potential or actual sub-licensees after execution by each such representative of a confidentiality agreement acceptable to the licenser; and


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    9.1.2  not use any trade secrets, disclosures or other information technical data, except for the purposes of the licenses granted herein and en the terms of this agreement;

    9.1.3 the licensee shall remain liable to the licenser for all breaches of confidentiality by any of the licensee's employees notwithstanding the signing of an employee confidentiality agreement.

9.2 The licenser shall keep confidential all matters relating to their licensee's improvements and any other information of a confidential nature supplied by the licensee to the licenser for the purposes of this agreement, including but not limited to financial data and royalties.

9.3 Notwithstanding the provisions of sub-CL 9.1 and 9,2, the licensee and licenser may disclose information if and to the extent that--

    9.3.1  such disclosure is fored by laws, regulations or orders;

    9.3.2 the information is generally available in the public domain except Where that is a result of a disclosure in breach of this agreement; and

    9.3.3 a party can prove that it knew the information before it was disclosed to it by the other party.

Article 1O    Licenser's warranties

10.1 The licenser hereby represents, warrants and undertakes to the licensee that--

     10.1.1 neither the execution of this agreement nor the performance by the licenser of its obligations will cause it to be in breach of any agreement to which it is party or is subject;

     10.1.2 the licenser has and for the duration of this agreement will continue to have the rights to the patents and the trade secrets the subject of this agreement;

     10.1.3 the patents include all patents or applications for a patent material to the product or any of the trade secrets;

     10.1.4 all designs, specifications, plus, drawings and other trade Secrets supplied to the licensee by the licenser will be to the best of the knowledge and belief of the licenser true, accurate, reliable and up-to-date;

     10.1.5 the licenser will use its best endeavors to procure the patent applicant to obtain the grant of a patent pursuant to each application made at the date of this agreement and made in respect of any of the patents or any patentable licenser's improvement to the product in any jurisdiction in the territory, and (without prejudice to the foregoing) will at the licensee's expense--

            10.1.5.1 procure publication thereof.

            10.1.5.2 to the  extent  that  it has not  already  done  so,  cause requests to be made to the patent office in the prescribed form for a preliminary examination and search and pay the prescribed fee,

            10.1.5.3 cause  requests  to be made to the patent  office to make a substantive examination and pay the prescribed fee,

            10.1.5.4 so far as may be required make  observations  and cause the application to be amended;

            10.1.5.5 in respect of the patents pay all renewal fees necessary to keep such patents in force, each such payment to be effected not later than seven days before the last date thereof and upon demand produce to the licensee each renewal certificate in respect thereof. Such renewal fees are to be reimbursed to the licenser by the licensee; and

            10.1.5.6 notify  the  licensee  forthwith  of any  withdrawal  of or amendment to any application and if any application is treated as refused.

10.2 the licenser will indemnify and at all times hereafter hold the licensee fully and effectively indemnified against any losses, costs, actions, claims, demands, expenses, judgments, court orders or other liabilities arising directly or indirectly out of or in connection with--

     10.2.1 any breach by the licenser of any of the representations, warranties or undertakings contained in clause 10.1;

     10.2.2 any claim or action against the licensee by any sub-licensee of the licensee resulting from any breach of this agreement by the licenser.

Article 11   Patent infringement

11.1 The licenser appoints and constitutes the licensee its agent and attorney during the term of this agreement, to assert from time to time in the name of the patent holder and/or licenser and for the account of the licenser but for the benefit of and at the expense of the licensee whatever claims and rights the patent holder and/or licenser may have arising from any actual or apparent infringement of the patents within the territory or unauthorized use of any of the trade secrets, and it is a fundamental condition of this agreement that the licensee shall promptly assert and enforce all such claim and rights and institute and prosecute an action against any infringement which comes to its notice.

11.2 In the event the licensee asserts a claim or institutes an action as a result of an actual or apparent infringement of the patents or unauthorized use of any of the trade secrets, the licensee shall immediately notify the licenser.

11.3 The licenser shall, if required by the licensee and if necessary for the purposes of sub-CL 11.1, lend its name and shall otherwise do all acts and things the licensee may reasonably require to assist in performing its obligations under sub-CL 11.1.

11.4 The licensee shall keep the licenser indemnified from and against all loss costs and damage suffered or incurred by the licenser arising out of the licensee exercising its powers and performing its obligations under this clause.

11.5 The proceeds from any judgment or settlement made by the licensee in any action brought by it pursuant to sub-CL 11.1 shall be used to reimburse the licenser for all expenses incurred by it in assisting the licensee in prosecuting the action, and to pay the licensee's costs and expenses incurred in such prosecution and the remainder shall be the licensee's.

11.6 The licenser shall execute all documents and do all things reasonably necessary to aid and co-operate In the prosecution of any action brought by the licensee pursuant to sub-CL 11.1,

Article 12   Termination

12.1 The licenser may at any time immediately terminate this agreement upon the happening of any of the following events--

     12.1.1 if an order is made or a resolution passed for the winding up or the dissolution without winding up of the licensee, provided always that default shall not be deemed to have occurred where the winding up is for the purpose of reconstruction or amalgamation and the scheme for reconstruction or amalgamation has the licenser's prior written consent (which consent shall not be unreasonably withheld);

     12.1.2 if the licensee suspends payment of its debts or becomes insolvent within the meaning of any relevant legislation or law;

     12.1.3 if without the licenser's prior written consent the licensee enters into an arrangement reconstruction or composition with its creditors or any of them;

     12.1.4 if a receiver is appointed to the licensee;

     12.1.5 if pursuant to the provisions of any relevant legislation or the licensee is placed under official management or an inspector is appointed to investigate the affairs of the licensee,

     12.1.6 if without the licenser's prior written consent the licensee signs, transfers or parts with possession of any material undertaking or assets otherwise than in the ordinary course of business of the licensee,

     12.1.7 if default is made by the licensee in payment of royalty, and such default is not remedied within 30 days after notice specifying such default and requiring the licensee to remedy the same has been given by the licenser to the licensee.

     12.l.8 if default is made by the licensee in performance or observance of any provision of this agreement other than those provisions referred to in sub-CL 12.1.7 and where such default is capable of remedy such default is not remedied within 30 days after notice, specifying such default and requiring the licensee to remedy the same has been given by the licenser to the licensee; or

     12.1.9 there is a change in control of the licensee without the prior 'written consent of the licenser.

12.2 For the purposes of sub-CL 12.1.9 a change in control of the licensee means that there is such a change in the shareholders of the licensee, or such a change in the composition of the board of directors of the licensee which, in the opinion reasonably held of the licenser, has the effect of taking control of the licensee away from its existing board of directors or puts the licensee under the control, direct or indirect, of persons or companies different from those in control at the latter of the date hereof and the date on which the licenser last consented in writing to particular changes in the shareholders or board of directors of the licensee.

12.3 The licensee may at any time terminate this agreement by notice upon the happening if any of the following events-

     12.3.1 if an order is made or a  resollution  passed for the  winding up of
            the  licenser  other  than  for  the  purpose  of   amalgamation  or
            reconstruction;

     12.3.2 if the licenser suspends payment of its debts or becomes insolvent within the meaning of any relevant legislation or law; or

     12.3.3 if substantial default is made by the licenser in the performance or observance of any provisions of this agreement, and where such default is capable of remedy such default is not remedied within 30 days after notice specifying such default and requiring the licenser to remedy the same has been given by the licensee to the licenser,

Article 13     Effects of termination

13.1 Upon termination of this agreement for any reason whatsoever--

     13.1.1 the licensee shall deliver up to licenser all technical manuals, advertising materials and brochures in respect of the patents, trade secrets, licenser's improvements and the products in its possession or under its control, or in the possession or under the control of its servants or agents;


     13.1.2 subject to sub-CL 13.1.3 below the licensee shall have no further rights to manufacture, distribute or market the products, the patents, or the trade secrets whether under common or other law, statute or otherwise and, at the licensee's expense, it shall execute and deliver to the licenser such instruments and take all other action as the licenser deems reasonably necessary to ensure the termination of any such rights which the licensee might otherwise have, and to vest in the licenser every interest therein;

     13.1.3 this clause, CL 14, CL 9 and the provisions of CL 3.7 and CL 8.2 shall continue to bind the parties;

     13.1.4 the provisions of CL 3.3' CL 3.4 and CL 3.6 shall continue to bind the parties until the licenser is satisfied that all royalties payable under this agreement are paid.

13.2 The termination of this agreemennt shall not affect any right of action which may have accrued to either party in respect of any breach prior to the date of such termination.

13.3 Upon the termination of this agreement pursuant to CL 12.3 the licensee shall be entitled to complete all contracts already entered into for manufacture & distribution of products and to the extent necessary use the patents and trade secrets and licenser's improvements.

Article 14     General

14.1 Sub licenses. The licensee shall deliver to the licenser copies of any sub-licensing agreement entered into in accordance with CL 2 and amendments thereto within thirty (30) days of execution.

14.2 Waiver. Any waiver or forbearance in regard to the performance of this agreement shall operate only if in writing and shall apply only to the specified instance, and shall not affect the existence and continued applicability of the terms of it thereafter.

14.3 Entire agreement. This agreement embodies all the terms binding between the parties and replaces all previous representations or proposals not embodied therein.

14.4 Assignment

     14.4.1 the licensee shall not assign all or any of its rights hereunder without the prior written consent of the licenser, which consent the licenser may grant or not in its absolute discretion;

     14.4.2 the licenser may at its discretion assign all or any of its rights hereunder.

14.5 Applicable law. This agreement shall be governed by and construed in accordance with the laws of Vanuatu but a]l questions relating to the scope validity or interpretation of any patent and/or trade mark licensed hereunder shall be determined according to the laws of the country of the patent and/or trade mark hereby licensed the subject of such question.

14.6 Jurisdiction. Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of Vanuatu and each waives any immunity or any objection it may have to any action in those courts and to a claim that any action has been brought in an inconvenient forum or to those courts not having jurisdiction. The parties agree that any judgment, order or determination of such courts may be registered and/or enforced in the courts of any State or jurisdiction where the licensee has assets.

14.7 Amendments. This agreement may not be varied except in writing signed by the parties.

14.8 Severability. If any provision of this agreement is held by a court to be unlawful, invalid, and unenforceable or in conflict with any rule of law, statute, ordinance or regulation the validity and enforceability of the remaining provisions shall not be thereby affected.

14.9 Notices, All notices shall be in writing and shall be given by any one of the following means--

     14.9.1 by delivering it to the address of the party on a business day during normal business hours;

     14.9.2 by sending it to the address of the party by pre-paid airmail post or if airmail post is not available by ordinary post; or

     14.9.3 by sending it by facsimile transmission to the facsimile number of the party and on the next business day giving it by either of the means set forth in sub-CL 14.9.1 or 14.9.2 above.

14.10 A notice shall be deemed to be given and received--

      14.10.1 if given in accordance with CL 14.9.1 on the next business day after the delivery in the place of delivery;

      14.10.2 if given in accordance with CL 14.9.2 five (5) clear business days after the day of posting in the place of delivery;

      14.10.3 if given in accordance with CL 14.9.3 on the next business day after transmission in the place of delivery.

14.11 The address and facsimile numbers referred to in CL 14.9 shall in the absence of notice to the contrary be asset out below:

Licenser:
Address:     P0 Box 257, Port Vila, Republic of Vanuatu
Facsimile:   +678-23836

Licensee:
Address:     P0 Box 257, Port Vila, Republic of Vanuatu
Facsimile:   +678-23836

14.12 Further agreements. Each party shall execute such agreements, deeds and documents and do or cause to be executed or done all such acts and things as shall be necessary to give effect to this agreement.

14.13 Charges. All stamp duties and governmental charges arising out of or incidental to this agreement shall be the responsibility of and payable by the licensee.

EXECUTED as a deed.

THE COMMON SEAL OF                  Common Seal       SOUTHPAC NOMINEES LIMITED
OX2 INTELLECTUAL PROPERTY, INC.     OX2 Intellectual  by its duly authorised
was hereunto affixed in accordance  Property Inc.     Officer:
with its constitution and in the
presence of
EQUITY HOLDINGS LIMITED                               /s/
by its duly authorised                                -------------------------
Officer:                                              Director
/s/
--------------------------------
Director

THE COMMON SEAL OF                  Common Seal       SOUTHPAC NOMINEES LIMITED
OX2 ENGINE (DISTRIBUTION)LTD  .     OX2 Engine        by its duly authorised
was hereunto affixed in accordance  (Distribution)    Officer:
with its constitution and in the    Limitied
presence of
EQUITY HOLDINGS LIMITED                               /s/
by its duly authorised                                -------------------------
Officer:                                              Director
/s/
--------------------------------
Director

                                   Schedule 2
                                  (Territory)

NAFTA
Canada                       Mexico               United States of America

THE COMMON SEAL OF                  Common Seal       SOUTHPAC NOMINEES LIMITED
OX2 ENGINE (DISTRIBUTION)LTD  .     OX2 Engine        by its duly authorised
was hereunto affixed in accordance  (Distribution)    Officer:
with its constitution and in the    Limitied
presence of
EQUITY HOLDINGS LIMITED                               /s/
by its duly authorised                                -------------------------
Officer:                                              Director
/s/
--------------------------------
Director

THE COMMON SEAL of ADVANCED
ENGINE TECHNOLOGY INC.
was hereunto affixed in accordance with
it articles of association and in the
presence of


/s/                                                  /s/ M. Bailey
--------------------------------                     --------------------------
Director                                             Director/Secretary